Exhibit 10.1

SECOND AMENDED AND RESTATED

WHOLESALE POWER CONTRACT FOR THE EASTERN INTERCONNECTION

BY AND BETWEEN

BASIN ELECTRIC POWER COOPERATIVE

AND

TRI-STATE GENERATION AND TRANSMISSION ASSOCIATION, INC.

TS‑15‑0157

THIS AGREEMENT, made as of this 27th day of September, 2017, which will become effective on October 1, 2017 (“Effective Date”), between Basin Electric Power Cooperative (“Seller”), a cooperative corporation organized and existing under the laws of the State of North Dakota, whose principal place of business is located at 1717 East Interstate Avenue, Bismarck, North Dakota 58503, and Tri-State Generation and Transmission Association, Inc., (“Tri-State”), a cooperative corporation organized and existing under the laws of the State of Colorado, whose principal place of business is located at 1100 West 116th Avenue, Westminster, Colorado 80234, (Seller and Tri-State may be individually referred to herein as a “Party” or collectively as the “Parties”).

W I T N E S S E T H:

WHEREAS, Seller and Tri-State have heretofore entered into an Amended and Substituted Wholesale Power Contract dated January 16, 1975, TS‑75‑0008, as amended (hereinafter collectively called the “Former WPC”);

WHEREAS, the Parties hereto desire to amend and restate said Former WPC on the terms and conditions set forth herein, and to simplify and clarify the Former WPC including separating the Former WPC into two separate wholesale power agreements: one for the Western Interconnection (the “Western Interconnection Wholesale Power Contract”) and this Agreement for the Eastern Interconnection;

WHEREAS, Seller and Tri-State wish to modify and define Seller’s Points of Delivery to Tri-State; and

WHEREAS, Tri-State acknowledges that Seller and potential lenders are relying on this Agreement, and similar agreements with other members of the Seller to purchase electric power and energy for their present and future load requirements as security for the financing of Seller’s facilities.

NOW THEREFORE, in consideration of the mutual undertakings herein contained, the Parties hereto agree as follows:

1.	Definitions.

A.	Eastern Interconnection means the eastern interconnection of the bulk electrical system which is one of the three major electric system networks in North America.

B.	Points of Delivery means the points in the Eastern Interconnection where Seller is obligated to deliver electric power and energy for receipt by Tri-State, which points are set forth in Section 3(A).

C.	Load Metering Points shall have the meaning set forth in Section 5(A).

D.

SPP means the Southwest Power Pool, Inc., or any successor regional transmission organization which manages the electric grid and wholesale energy market for the portions of western Nebraska and eastern Colorado that are in the Eastern Interconnection.

E.	Member-System(s) means the Class A members of Tri-State, as of the Effective Date, whose electrical systems are connected to the Eastern Interconnection as of the Effective Date.

F.

Seller’s Board Policy 10 (R04.08-15-17) means that policy entitled “Rate Development Policy for Different Wholesale Power Contract Terms” adopted by Seller’s Board of Directors at the August 2017 Board meeting.

2.	Electrical Characteristics and Amount of Sale.

A.	Electric power and energy to be furnished hereunder shall be alternating current, three-phase, sixty (60) cycle.

B.

Seller shall sell and deliver to Tri-State and Tri-State shall purchase and receive from Seller all electric power and energy which Tri-State shall require to supply its Member-Systems’ loads in the Eastern Interconnection, excepting the electric power and energy available to Tri-State or Tri-State’s Member-Systems from the other power sources specified below, and to the extent that the Seller has the power available.

Tri-State and Tri-State’s Member-System(s) shall have the right pursuant to and during the term of this Agreement to obtain electric power and energy from the power sources listed below:

i)	Power sources that are eligible to be a “Qualifying Facility” as defined by the Public Utility Regulatory Policies Act.

C.

In clarification of Section 2(B), Seller shall also be obligated to sell and deliver to Tri-State, and Tri-State shall also be obligated to purchase and receive from Seller, electric power and energy in the following circumstances:

i)	For changes to a Member-Systems’ load due to natural cycles of growth or decline in its electric load serving obligation.

ii)	For changes to a Member-Systems’ load due to merger, acquisition or annexations or similar considerations with other contiguous Member-Systems in the Eastern Interconnection.

iii)

For load in the Eastern Interconnection supplied by new Tri-State member-systems after the Effective Date that have a service territory contiguous to a Member-System in the Eastern Interconnection (“New Eastern Members”) through the term of this Agreement.

iv)

For load supplied by Member-Systems or New Eastern Members, for resale by such Member System or New Eastern Member to a municipal that has service territory in the Eastern Interconnection contiguous to a Member-System or New Eastern Member in the Eastern Interconnection.

D.

In clarification of Section 2(B), Seller shall not be obligated to sell and deliver to Tri-State, and Tri-State shall not be obligated to purchase and receive from Seller, electric power and energy pursuant to this Agreement in the following circumstances:

i)	To supply Tri-State for the sale of electric power and energy to non-Member System entities or customers.

ii)

For load supplied by new Tri-State members-systems not contiguous to either Tri-State’s Member-Systems as defined in Section 1(E) or New Eastern Members as defined in Section 2(C)(iii) after the Effective Date, or wholesale entities that do not have service territories contiguous to a Member-System or New Eastern Member in the Eastern Interconnection.

iii)	To supply any load not in the Eastern Interconnection.

3.	Points of Delivery.

A.	Seller shall sell and deliver and Tri-State shall purchase and receive electric power and energy from Seller at the Points of Delivery, which are at the following points of interconnection:

i)	The SPP and Tri-State or Member-System facilities, where power ultimately flows to a Load Metering Point.

ii)

The SPP and a third party transmission system which is not party to the SPP Open Access Transmission Tariff (“OATT”), the use of which has been arranged and paid for by Tri-State, where power ultimately flows to a Load Metering Point.

iii)	Seller’s generation and Tri-State’s or a Member-System’s transmission facilities in the Eastern Interconnection.

In the event a third party transmission system becomes an SPP participant, or an SPP participant ceases its participation and it becomes necessary for Tri-State to arrange and pay for additional transmission service from a third party, the Point of Delivery shall automatically and immediately change to the appropriate Point of Delivery at the terminus of the SPP transmission system.

Tri-State shall provide necessary time registration metering for each Point of Delivery or Load Metering Point as the case may be, to be used to determine Seller’s power supply obligation to Tri-State.  The Seller and Tri-State shall establish appropriate criteria to calibrate, read and maintain this metering equipment.

4.	Transmission Service.

A.

Seller shall bear the sole responsibility and costs associated with the transmission of electric power and energy from Seller’s generation and purchased power resources to the Points of Delivery. This shall include, but not be limited to, losses and ancillary service charges.

B.

Tri-State shall bear the sole responsibility and costs associated with the transmission of electric power and energy beyond the Points of Delivery to the Load Metering Points, including but not limited to wheeling, transmission and transformation losses, and other control power charges.

5.	Power Measurement and Billing.

A.	Load Metering Points.

The Load Metering Points shall be the points where the revenue meters are located for the purpose of measuring the Tri-State Member-System’s electric power and energy consumption.  Such metered amounts shall be adjusted for losses to reflect the amounts delivered at the Points of Delivery.

B.	Meter Readings and Payment of Bills.

The Parties shall establish appropriate written “Operating Procedures” to determine the electric power and energy delivered and to be billed by Seller to Tri-State each month under this Agreement. Tri-State shall ensure Seller receives individual meter interval data from all revenue quality meters mid-monthly, and all final revenue quality monthly meter interval data by the 10th day of the following month to provide the SPP for the settlements associated with Tri-State Eastern Interconnection load.  Bills shall be rendered to Tri-State pursuant to the Operating Procedures authorized in Section 12. Tri-State shall pay for electric power and energy furnished hereunder by immediately available funds, to the Seller’s account, monthly within fifteen (15) days after the bill is delivered to Tri-State at the address specified by Tri-State in the Operating Procedures. Payments not received by Seller from Tri-State within twenty (20) calendar days following the delivery of the bill to Tri-State will be assessed an interest charge in accordance with the terms of the Seller’s policy on late payment of power bills as described within Seller’s Class A Member Rate Schedule A. If there is a dispute between Seller and Tri-State over the amount due under any power bill, Tri-State shall nevertheless pay the full amount billed by Seller and then proceed to resolve the dispute in any manner available to it under this Agreement or law. In the event the Seller shall be found to have charged in excess of that properly chargeable hereunder, the Seller shall refund such amount, together with interest, at a rate equal to the interest rate charged by Seller on late payment of power bills. If Tri-State shall fail to pay any such bill within the fifteen (15) days after the bill is delivered, the Seller may discontinue delivery of electric power and energy hereunder upon fifteen (15) days written notice to Tri-State of its intention to do so.

C.	Meter Testing and Billing Adjustment.

All Tri-State owned meters shall be tested and calibrated periodically by Tri-State, or its agent, in accordance with SPP’s OATT or its successor tariff.  Tri-State shall make all reasonable efforts to cause meters which measure the Member-System’s power consumption but are owned by other entities to be tested and calibrated periodically.  Upon the request of Seller, Tri-State shall test, or cause to be tested, a meter or meters recording electric power and energy at the Load Metering Points.  If any test made at Seller’s request shall disclose that the meters are recording accurately, Seller shall reimburse Tri-State for the cost of such tests.  Meters registering not more than two percent (2%) above or below normal shall be deemed to be accurate.  Readings of any meter that shall have been disclosed by test to be inaccurate shall be corrected for the ninety (90) days previous to such test in accordance with the percentage of inaccuracy found by such test and Seller shall render a bill or refund therefore. If any meter shall fail to register for any period, Tri-State and Seller shall agree as to the amount of power furnished during such period and Seller shall render a bill therefore.

D.	Notice of Meter Reading or Test.

Tri-State and Seller shall coordinate appropriate notification requirements for any meter reading or test such that the Parties’ representatives may be present to observe such meter reading or testing if so desired.

6.	Rate.

A.

Tri-State shall pay Seller for all electric power and energy furnished hereunder at the Seller’s Class A Member rate as set forth in Rate Schedule A, as the same may be modified from time to time by Seller’s Board of Directors, and on the same terms and conditions set forth in this Agreement.

B.

As stated in Seller’s Board Policy 10 (R04.08-15-17) adopted at the August 2017 Board meeting, “Rate Development Policy for Different Wholesale Power Contract Terms”, Seller’s Class A Member rate components shall be developed under this Agreement based on recovering depreciation expense on those Applicable Generation Assets over the term of the 2050 Contracts as such terms are defined pursuant to Board Policy 10 (R04.08-15-17).  In addition, should Tri-State and Seller wish to extend the term of this Agreement, depreciation expense for purposes of setting the Tri-State rate will be calculated as set forth in Board Policy 10 (R04.08-15-17). Any changes to said Board Policy 10 (R04.08-15-17)

affecting the Class A Member rate paid by Tri-State pursuant to this Agreement shall not apply to the rates charged under this Agreement unless expressly agreed to in writing by Tri-State.

C.

Seller’s Board of Directors, at such intervals as it shall deem appropriate but in any event not less frequently than once in each calendar year, shall review the rate for electric power and energy furnished hereunder and under similar contracts with Seller’s other members and, if necessary, shall revise such rate so that it shall produce revenues which shall be sufficient, but only sufficient, with the revenues of Seller from all other sources, to meet the cost of the operation and maintenance (including, without limitation, replacement, insurance, taxes and administrative and general overhead expenses) of the generating plants, the transmission system and related facilities of Seller, the cost of any power and energy purchased for resale hereunder by Seller, the cost of transmission service, the cost of lease payments, interest expense and depreciation expense or principal repayments of Seller, and to provide for the establishment and maintenance of reasonable reserves.  Seller shall cause a notice in writing to be given to Tri-State and other members of Seller which shall set out the proposed revisions of rate with the effective date thereof, which shall not be less than thirty (30) days after the date of the notice, and shall set forth the basis upon which the rate is proposed to be adjusted and established.  Subject to Section 6(B), Tri-State agrees that the rate from time to time established by the Board of Directors of Seller shall be deemed to be substituted for the rate herein provided and agrees to pay for electric power and energy furnished by Seller to it hereunder after the effective date of any such revision at such revised rates.

D.

Tri-State shall be deemed eligible to participate in any or all of Seller’s policies for Tri-State’s loads in the Eastern Interconnection which apply to all members who have all requirements contracts.

7.	Patronage. Patronage from Seller shall be based upon all revenue received from Tri-State pursuant to this Agreement and the Western Interconnection Wholesale Power Contract.

8.

Continuity of Service. Seller shall use reasonable diligence to provide a constant and uninterrupted supply of electric power and energy hereunder.  Subject to the foregoing, if the supply of electric power and energy shall fail or be interrupted, or become defective through an act of God or of the public enemy, or caused by accident, failure in the transmission system, labor troubles, or any other cause beyond the control of the Seller, the Seller shall not be liable therefore or for damages caused thereby.

9.

Transfer by Tri-State. Tri-State shall not without the approval in writing of Seller, which approval shall not be unreasonably withheld, delayed or conditioned, take or suffer to be taken any steps for reorganization or to consolidate with or merge into any organization, or to sell, lease or transfer (or make any agreement therefore) all or a substantial portion of its assets, located in the Eastern Interconnection, whether now owned or hereafter acquired.  Notwithstanding the foregoing, Tri-State may take or suffer to be taken any steps for reorganization or to consolidate with or merge into any corporation, or to sell, lease or transfer (or make any agreement therefore) all or a substantial portion of its assets, located in the Eastern Interconnection, whether now owned or hereafter acquired, so long as Tri-State shall pay such pro rata portion of the outstanding indebtedness, as well as other obligations and commitments of Seller at the time existing, as shall be determined by Seller and shall otherwise comply with such reasonable terms and conditions as Seller shall require.  Notwithstanding the foregoing, no such approval shall be required to take the actions contemplated herein so long as the purchaser or surviving organization is a member of Seller and has validly authorized, executed and delivered a contract for electric service substantially in the form of this Agreement.

10.

Specific Performance. Seller and Tri-State agree that the failure or threatened failure of Tri-State to comply with the terms of Section 9 will cause irreparable injury to Seller which cannot properly or adequately be compensated by the mere payment of damages.  Tri-State agrees, therefore, that in the event of a breach or threatened breach by Tri-State of Section 9, Seller, on behalf of itself and Seller’s other members and in addition to any other remedies that may be available to it judicially, shall have the right to obtain from any competent court a decree enjoining such breach or threatened breach of Section 9 and providing for the terms of said Section to be specifically enforced.

11.

Appointment of Seller as Agent. Tri-State acknowledges that Sections 9 and 10 are identical to the very same provisions that are set forth in Seller’s wholesale power contracts with Seller’s other members.  As Tri-State is relying on the revenue streams provided by Seller’s contracts with Seller’s other members in order to support and maintain the financial stability of Seller, Tri-State acknowledges that Seller’s other members are third party beneficiaries solely with respect to Sections 9 and 10 and that Tri-State is a third party beneficiary of the wholesale power contracts Seller has with its other members solely with respect to the same provisions in those contracts.  The Parties reserve the power and right to modify or terminate this Agreement without the consent of Seller’s other members.

12.

Operating Representatives.  The Parties hereby establish an operating committee consisting of one representative from each Party authorized to act on its behalf (“Operating Representative”) to secure effective coordination and to deal on a prompt and orderly basis with the various operating and technical issues which arise in conjunction with the obligations of the Parties hereunder, including the development of operating procedures or practices.

The establishment of any procedure or practice and any other action or determination by the Operating Representatives shall be effective when signed by the Operating Representative of each of the Parties.  The Operating Representatives of the Parties shall have no authority to modify any provision of this Agreement.

The Operating Representatives of the Parties are as follows:

Seller:

Attn:  Ms. Becky Kern, Director of Utility Planning

1717 E. Interstate Avenue

Bismarck, ND  58503

Office:

Email:

Tri-State:

Attn:  Dan Walter, Senior Manager Energy Markets

1100 W. 116th Avenue

Westminster, CO 80234

Office:

Email:

The designation of the Operating Representative or their address may be changed at any time by providing such notice to the other Party.

13.

Assignments. Except as provided below, neither Party shall assign any of its rights, title or interests or delegate any of its performances under this Agreement, without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.  Either Party shall have the right at any time and from time to time to mortgage, create or provide for a security interest in or convey in trust their respective rights, titles and interests in this Agreement to a lender, mortgagee or trustee under a deed of trust, mortgage or indenture, or to secured parties under a security agreement, as security for its present or future notes, bonds or other obligations or securities, and to any successors or assigns thereof without need for the prior consent of the other Party, and without such lender, mortgagee, trustee or secured party assuming or becoming in any respect obligated to perform any of the obligations of the Party.  Any lender, mortgagee, trustee or secured party under a present or future deed of trust, mortgage, indenture or security agreement of either Party and any successor thereof by action of law or otherwise, and any purchaser, transferee or assignee of any thereof may, without need for the prior consent of the other Party, succeed to and acquire all the rights, titles and interests of such Party in this Agreement, and may foreclose upon said rights, titles and interests of such Party.  Any purported assignment in violation of this Section is void. Subject to the foregoing, this Agreement is binding upon and inures to the benefit of the Parties and their permitted successors and assigns.

14.

Term. This Agreement is effective and deliveries under this Agreement will begin on the Effective Date.  This Agreement shall remain in effect until December 31, 2050.  If either Party desires to terminate this Agreement on December 31, 2050, it shall provide written notice of intent to terminate by January 1, 2045.  If notice of termination is not received by either Party prior to January 1, 2045, this Agreement shall remain in effect unless terminated by either Party giving to the other Party not less than five (5) years prior written notice of its intention to terminate. As of the Effective Date, the Former WPC shall be amended and restated in its entirety by this Agreement and the Western Interconnection Wholesale Power Contract.

15.

Notice. Any notice, consent or other communication required to be made in writing under this Agreement including among other things billings and invoices, shall be sent by (i) personal delivery; (ii) certified mail (postage prepaid, return receipt requested); (iii) nationally recognized overnight courier service (charges prepaid and with signature required upon receipt), or (iv) electronic mail, in each case properly addressed to the persons specified below.  Notices, consents and other communications sent in accordance with this Section are deemed delivered on the sent date of the electronic mail, the date of actual delivery or date of delivery refusal.  Any Party may from time to time change its contact information by sending a notice in accordance with this Section.  Notices shall be addressed as follows:

To Seller:

Basin Electric Power Cooperative

Attention: CEO & General Manager

1717 E. Interstate Avenue

Bismarck, ND  58503

With a copy to Seller at the same address above:

Attn: Senior Vice President and General Counsel

Billings and Invoices: Refer to Operating Procedures.

To Tri-State:

Attn: Chief Executive Officer

Tri-State Generation and Transmission Association, Inc.

1100 W. 116th Ave.

Westminster, CO 80234

With a copy to Tri-State at the same address above:

Attn: Senior Vice President and General Counsel

Billings and Invoices:  Refer to Operating Procedures

16.	Variations in Writing. All additions, amendments or variations to this Agreement shall be binding only if in writing and signed by duly authorized representatives of both Parties.

17.

Governing Law. The rights and obligations of the Parties under or pursuant to this Agreement shall be governed by and construed according to the laws of the state of Nebraska without respect to that state’s conflict of law principles.

18.

Entire Agreement. This Agreement constitutes the entire agreement between Seller and Tri-State regarding matters addressed herein and supersedes all prior written and oral communications and understandings in connection therewith.  The Parties hereto acknowledge that certain sales by Seller to Tri-State on the Western Interconnection shall be governed by the Western Interconnection Wholesale Power Contract.

19.

Waiver.  The delay or failure of either Party to enforce or insist upon compliance with or strict performance of any of the terms or conditions of this Agreement, or to exercise or take advantage of any of its rights, including any right to terminate this Agreement, shall not constitute a waiver or relinquishment of any such terms, conditions or rights, but the same shall be and remain at all times in full force and effect

20.

Audit.  During the term of this Agreement and for a period of three (3) years after expiration of this Agreement, each Party shall have the right, at its sole expense, with reasonable advance written notice and during normal working hours, to examine the records of the other Party to the extent reasonably necessary to verify the accuracy of any billing or invoice statement, charge or computation made pursuant to this Agreement.

21.

Severability.  In the event any of the terms, covenants or conditions of this Agreement, its Exhibit(s) or the application of any such terms, covenants or conditions shall be held invalid, illegal or unenforceable by any court or administrative body having jurisdiction, all other terms, covenants and conditions of this Agreement and their application not adversely affected thereby shall remain in force and effect; provided, however, that Seller and Tri-State shall negotiate in good faith to attempt to implement an equitable adjustment in the provisions of this Agreement with a view toward effecting the purposes of this Agreement by replacing the provision that is held invalid, illegal or unenforceable with a valid provision the economic effect of which comes as close as possible to that of the provision that has been found to be invalid, illegal or unenforceable.

22.	Counterparts. This Agreement may be executed in any number of counter-parts, and each executed counterpart shall have the same force and effect as an original instrument.

23.	Captions. The captions used in this Agreement are for ease of reference only and do not constitute a part of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers or representatives as of the dates indicated below.

ATTEST By: /s/ Mark D. Foss Name: Mark D. Foss Title: Assistant Secretary Date: September 11, 2017	BASIN ELECTRIC POWER COOPERATIVE By: /s/ Paul M. Sukut Name: Paul M. Sukut Title: CEO & General Manager Date: September 11, 2017
ATTEST By: /s/ Kenneth V. Reif Name: Kenneth V. Reif Title: SVP/General Counsel Date: September 27, 2017	TRI-STATE GENERATION AND TRANSMISSION ASSOCIATION, INC. By: /s/ Michael S. McInnes Name: Micheal S. McInnes Title: Chief Executive Officer Date: September 27, 2017